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                                                                    EXHIBIT 5(a)






                         May 6, 1998



Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001

     Re: Opinion of Counsel as to Legality of 2,500,000 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 2,500,000 shares of Common Stock, $.01 par value, of Community First Bankshares, Inc. (the "Company"), offered pursuant to the Community First Bankshares, Inc. 1996 Stock Option Plan and the Community First Bankshares, Inc. 401(k) Retirement Plan. These shares are in addition to the 500,000 shares offered pursuant to the Company's 401(k) Retirement Plan and registered on a previous Registration Statement on Form S-8 (Commission File No. 33-48160).

     As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 2,500,000 shares of Common Stock to be offered by the Company under the 1996 Stock Option Plan and the 401(k) Retirement Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                              Very truly yours,

                              LINDQUIST & VENNUM P.L.L.P.


                              /s/ LINDQUIST & VENNUM P.L.L.P.